Exhibit 6.10

Wefunder Listing Agreement

THIS LISTING AGREEMENT is made on June 17th 2024 by and between Future Cardia, Inc, a NevadaCorporation (the “Company”), and Wefunder Portal, LLC, a Delaware limited liability company (“Wefunder Portal,” “we” or “us”). The parties hereby agree as follows:

1. Agreement to Engage in Fundraising. The Company agrees to sell securities to eligible investors through the funding portal operated by Wefunder Portal (“Portal”) through one or more special purpose vehicles (each, a “Reg CF SPV”). The Company agrees to sell Securities equal in value to funds raised from eligible investors that invest through the Portal (“Members”) within 365 days from the date of this Listing Agreement; provided however, that (i) the Company shall have no such obligation unless a minimum of $50,000 is raised through the Portal (the “Minimum”), and (ii) the Company is under no obligation to sell Securities in excess of $5,000,000.

2. Accuracy and Sufficiency of Information. The Company represents and warrants to Wefunder Portal that all information provided by the Company to Wefunder Portal or any of its affiliates (together, “Wefunder”) is accurate and complete in every material respect, and that the Company has not omitted any fact regarding the Company that is reasonably material. The Company also represents and warrants to Wefunder Portal that the information provided by the Company meets the requirements of Regulation Crowdfunding in every material respect, and the Company will not rely on Wefunder Portal to ensure that such requirements are met

3. Costs. The Company agrees to give Wefunder Portal 7.5% of the total funds raised via the Portal (collectively, “Fees”). Additionally, the Company will pay Wefunder a yearly fee of $1,000 to maintain the SPV.

4. Eligibility of Investors. Wefunder Portal agrees that it or one of its affiliates will determine the eligibility of Members to invest in the Company and the amount they are eligible to invest. Wefunder Portal will rely on self-certifications of Members for purposes of determining eligibility

5. Investor Updates. The Company shall use reasonable efforts to provide investors with quarterly business updates from the Company through the Wefunder Platform. However, those investors will have no additional information or inspection rights other than as required by law.

6. Use of Wefunder.com and Compliance with the Closing Guide.. The Company hereby acknowledges and agrees to the Wefunder Terms of Service (the “TOS”) and Startup Agreement, as amended by Wefunder from time to time and made available at https://wefunder.com/terms. The Company understands and agrees that Wefunder, in its sole discretion and for any reason, reserves the right to close the Company’s offering at any time. The Company also acknowledges that it has thoroughly reviewed, understands, and hereby agrees to adhere to the closing guidelines made available at https://help.wefunder.com/closing-guide.

7. Right to Information and to Participate in Next Financing. The Company is obligated to provide notice to Wefunder about any upcoming financing rounds or significant transaction like mergers and acquisitions. The Company also agrees that it will give a future SPV advised by Wefunder Advisors LLC, or an affiliate of Wefunder, the right to participate in its future financing rounds (except those conducted under Regulation CF) up to its “pro rata share” (the “SPV Rights”). For calculation of “Pro rata share,” please review the agreed upon Startup Agreement (Section C) of Wefunder Terms of Services: https://wefunder.com/terms.

8. Reg CF SPV The Company acknowledges and understands that, on behalf of the Company, Wefunder or one of its affiliates shall form one or more Reg CF SPVs through which the Company will make its Regulation Crowdfunding offering. The Company hereby appoints Wefunder Admin, LLC to act as manager of each Reg CF SPV subject to the terms and conditions of each Reg CF SPV’s governing documents.

9. Wefunder VIP Membership Program. The Company agrees to participate in Wefunder’s VIP Membership Program, which will allow Wefunder investors in the program to get VIP terms whenever they invest.

10. Guaranteed Wefunder VIP Allocation. The Company agrees to reserve a portion of the securities issuable in the financing for investors in the VIP Membership Program equal to at least 10% of the maximum offering size. The reservation is not limited to just 10% and can exceed that amount.

IN WITNESS WHEREOF, the parties have executed this Listing Agreement as of the first date written above.

Future Cardia, Inc	Wefunder Portal, LLC

/s/ Jaeson Bang	/s/ Jonny Price
Jaeson Bang	Jonny Price
Founder & CEO	Director of Fundraising, Wefunder
jaeb@futurecardia.com	jonny@wefunder.com